EXHIBIT 99.1

SUN HEALTHCARE GROUP

Moderator:  Richard Matros
August 3, 2005
12:00 pm CT

Operator:	Good morning. My name is Tamara and I will be your conference facilitator.

At this time I'd like to welcome everyone to Sun Healthcare Second Quarter Earnings Conference Call.

All lines have been placed on mute to prevent any background noise.

After the speaker's remarks, there will be a question and answer period.  If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.  If you would like to withdraw your question, press star then the number 2 on your telephone keypad.  Thank you.

Mr. Newman, Sun Healthcare's General Counsel, you may begin your conference.

Michael Newman:

Thank you.  Good morning and welcome.  I hope you all have seen our press release announcing the earnings of Sun Healthcare Group for the second quarter.  If not, a copy can be obtained from our Website at www.sunh.com.

Before we begin, I'd like to note that during this quarterly earnings conference call, certain statements may contain forward-looking information, such as forecasts of future financial performance.

Although Sun Healthcare Group believes that the expectations reflected in any of its forward-looking statements are reasonable based on existing trends and information in Sun Healthcare Group's judgment as of today, actual results could differ materially from those projected or assumed based on a number of factors, including those factors noted in our Annual Report on our Form 10‑K, our Quarterly Reports on Form 10-Q and our other filings with the SEC.

Sun Healthcare's future financial condition and results of operations as well as any forward-looking statements are subject to inherent known and unknown risks and uncertainties.

Sun Healthcare Group does not intend or undertakes no obligation to update our forward-looking statements to reflect future events or circumstances.

During today's call, references may be made to non-GAAP financial measures.  Investors are encouraged to review those non-GAAP financial measures and the reconciliation of those measures to the comparable GAAP results in our press release.

This call, its contents and any replay of this call are the sole property of Sun Healthcare Group and may not be rebroadcast, retransmitted, transmitted or used by any other party without the prior written consent of Sun Healthcare Group.

I now will turn the call over to our Chairman and CEO, Rick Matros.

Richard Matros:

Good morning.  Thanks for joining us this morning.  I will take us through the salient points of our earnings for the quarter and discuss some of the year-over-year variances, update everyone on where we are with the Peak acquisition, talk about the impact of the Medicare Rule on Sun as - both on a standalone basis and combined with Peak as we look out to 2006, and then I'll go through all of the segments and talk about the pertinent data points in our segment.

At that point I'll turn it over to Bryan Shaul, our CFO, who will focus primarily on liquidity and balance sheet issues. And then we'll go to Q&A following that.

For our earnings, our revenues were up $9.7 million from $204,800,000 to $214.5 year-over-year basis.  Our net income for the current quarter $6.9 million, included net income of $5.7 million on discontinued operations.  Our net income for the prior quarter - prior year, rather, of $7.3 million included a net loss of $4 million on discontinued operations.

The current quarter included a reduction of $12.0 million of excess liability reserves for GLPL offset by a $5.1 million increase in reserves for workers' comp related incidents in prior periods, although current workers' comp trends are favorable.  Even after adjusting for prior period benefits, Sun Healthcare Group's continuing operations was profitable for the quarter.

The prior year's quarter also included the reduction of $3.0 million of excess reserves for general and professional liability and workers' comp claims related to incidents in prior periods.

This brings the total improvement to our balance sheet liabilities from December of '03 to $30.8 million, consequently improving our equity as well.  This, as you know, if one of our - has been one of our four key initiatives so we're really pleased to have shown that much improvement on the liabilities on the balance sheet over a period of just 18 months.  Bryan will provide more detail on this.

The prior year quarter also included some one-time items.    It included forgiveness of $3.7 million as debt, retro-Medicaid increase of $1.0 million and $0.5 million of restructuring related vendor credits.  So those are the one-timers for the second quarter of '04, that benefit that particular quarter.

In addition to those items, we had some other variances - the negative variances this quarter that I want to go through.  We had a negative variance of $2.7 million in health insurance costs year-over-year.  Approximately $800,000 of that is an increase in reserves that we took in the current quarter as a result of a spike in claims that we saw in the current quarter.  We don't necessarily see this as a trend but we wanted to be cautious.

Taken into account with the rest of the increase, we'll carefully monitor our claims activities for the remainder of this year.  And if we determine that we do have some trend that would increase our health insurance costs more than we would anticipate as we go into open enrollment in December of '05 and design our benefits plan for calendar year '06 and we'll take that into account and make some changes in the benefits plan to better control costs.

We actually took that approach at the end of '03. In calendar year '04, that proved to be very successful for us. And while our enrollment was relatively stable in calendar year '04 for health insurance with our employees, a number of our employees shifted to less expensive plans, which was the intent of that design and that's - and the positive trends that we saw in '04 in part account for some of the negatives this year.

So again a significant chunk of the variance on a year-over-year basis is the company being particularly cautious because of the spike we saw in the current quarter, so we'll keep a careful on that and Bryan will talk about that as well.

Our G&A, if you just look at it on the income statement, appears to $1.7 million than the prior year but it contains the previously mentioned $500,000 in vendor credits.

And then we have $1.0 million in our rehab segment that we reclassified from operating expenses into G&A.  And those expenses all relate to - or primarily relate to recruitment efforts, which I'll talk a little bit more about when I get into the segment, so adjusting for those items, our G&A was close to flat year - on a year-over-year basis, on $9.7 million and increased revenues and again improving our G&A is one of the four key initiatives for '05.  We're seeing some improvement there, although we have a way to go but Bryan will talk more about that as well.

Additionally we had negative quarterly variances in our rehab and lab and radiology segments of $1.5 and $1.1 million on a year-over-year basis and I'll discuss that in more detail as well.

Other key metrics for the company - our revenue mix for the consolidated company improved, with our reliance on Medicaid decreasing 160 basis points year-over-year from 36.1% to 34.5%.  Our quality mix improved a corresponding 160 basis points from 63.9% to 65.5%, again demonstrating realization of our efforts to decrease our dependency on a consolidated basis on the Medicaid program.

Operating salaries and benefits, discontinued operations for the current quarter were up 190 basis points as a percent of revenue from 57.8% to 59.7%, so we are seeing some inflation there but it still appears to be moderate.

Looking at our quarters sequentially, I think even better reflects the initiatives that we announced we would be undertaking on our March 2 call.  Our revenues were up $7.3 million sequentially.  Our EBITDAR is up $4.1 million sequentially.

Our EBITDA is up $4 million sequentially.  Our net segment income is up $3.4 million sequentially with all business segments showing improved revenue and income other than lab and radiology which is our smallest segment and I'll talk about that in some detail.

Our DSO - our skilled nursing facilities were up one day to 35 days from 34, still very very strong.  Our hospitals improved one day from 65 days to 64.  Our rehab segment improved from 118 days to 103, so material improvement there.  Our staffing segment improved from 62 days to 56.  Our home health was down 2 days from 59 to 57.  Our lab and radiology is the one segment that went up on DSO from 88 to 98.

I'll now move into the operating segments and we'll first talk about our inpatient business. Let me start with Medicare and the new rule that CMS put out.

The new rule will result in approximately a $1.0 million increase to our Medicare revenues for the fourth quarter of '05, for this calendar year.  For the first nine months of 2006, it will be a hit of $2.7 million to our revenue.

Assuming that we get the traditional 3% market basket increase in October of '06 which has been the one aspect of our Medicare reimbursement that has not been controversial then Sun on a standalone basis will have a negative hit to revenue as a result of all the Medicare changes, of $2.7 million for calendar year '06.  Taking into consideration the Peak acquisition for the full calendar year '06, Sun and Peak combined, the impact on our revenue from the Medicare rule changes will be $4.2 million.

One other reimbursement update and that's specific to California's Medicaid system which is referred to as Medi-Cal. We've had no rate increase since August '03.

As you may recall from prior conference calls, there's a provider tax for California and that's been submitted to CMS.  Two phases have been favorably received by CMS and we anticipate picking up $1.3 million in revenue.

That takes into account the period of August of '04 though July of '05 and prospectively from August of '05 to July of '06 there's an additional $2.0 million that we would anticipate so - and taken into consideration some of the earnings difference in our inpatient segment for the first six months of the year, we've got about $600,000 in revenue from the Medi-Cal program that had been anticipated but haven't yet been realized but we expect that before the end of the year.

From a regulatory compliance perspective, our average deficiencies again improved from 8 on the average to 7-1/2.  Our denial of payments dropped 28%.  We only had 36 denial of payment days this year and our civil monetary penalties were down 12% from 2004 levels.

Our net revenue in our inpatient segment increased 4.1% or $6 million to $152.2 million from $146.2 million and we increased on a sequential basis by $3.4 million.

The increased revenue on a year-over-year basis, the $6 million was attributed to the following factors:  An increase in Medicare mix of $3 million with a reduction of revenue due to Medicaid mix of $ .9 million, an increase in revenue due to increased rates of $4.2 million, offset by a decrease in occupancy of $0.7 million.

Our occupancy for the quarter was 90.2%, down 30 basis points -- I'm sorry -- it's 89.9%, down 30 basis points from 90.2% last year.  On a sequential basis, our occupancy just dropped 10 points.  And I mention that simply because we've gotten a lot of calls and questions because some of our peer companies apparently experienced more severe drops both sequentially and on a year-over-year basis, so again on a year-over-year basis we're down 30 basis points, on a sequential basis we're down only 10 points.

Our Medicare increased 110 basis points year-over-year from 13.1% to 14.2%. Medicare revenue as a percent of total revenue increased 170 basis points to 31.3% of revenue from 29.6% of revenue.

On a sequential basis, our revenue - our Medicare revenue as a percent of revenue increased 60 basis points and this is an important factor because typically we see a seasonal decrease in Medicare from the first quarter to the second quarter but the initiatives that we've undertaken in our inpatient unit to enhance our quality mix have really paid off, partially impacted positively from our average length of stay increasing from 35 days to 36 days.

Our Medicare mix on a sequential basis improved 30 basis points and that generated $1.2 million in revenue.

Our Medicare Part A rates increased 4% to $373.10 from $358.62 the prior year. The increase in Part A rates generated additional revenue of $1.7 million.

Our Medicaid rates increased 2.3% to $137.25 from $134.16 on a year-over-year basis, again which would have been somewhat higher if we had already realized the California Medicaid rate increase.  Our private rates increased 4% to $147.81 from $142.18 on a year-over-year basis.

Our EBITDA decreased from $19.2 million to $13.8 million or $5.4 million, although increased on a sequential basis by $2.6 million.  Our EBITDAR decreased from $27.9 million to $22.8 million or $5.2 million.  On a sequential basis our EBITDA improved $2.6 million.

The EBIDAR and EBITDA analysis is as follows:  Our quarter-over-quarter comparisons are a bit difficult because we had a number of one-time pickups.  We had a $3.7 million gain on extinguishment which showed in the inpatient business.  We had a $1.0 million pickup in retroactive Medicaid rate increases in North Carolina.  We had for the current quarter a $300,000 delay in - on timing on the Medicaid rate increase in California and the insurance - health insurance increase on a consolidated basis that I referred to earlier on a year-over-year, $1.1 million of that was in our inpatient business.

The EBITDA margin for the quarter was 9.1%. The EBITDAR margin for the quarter was 15%.

Salaries and benefits in our inpatient business - our operating salaries and benefits increased 80 basis points as a percent of revenue to 50.1% from 49.3%.  And that was all primarily due to the previously mentioned health insurance increase.  Our weighted average rate increased 3.7% to 14.88 from 14.35, so we view our wage increases, our labor inflation generally as being relatively moderate.

Moving on to our rehab segment, our revenues were up 2% to $35.3 million from $34.6 million.  This is the first increase we've seen in our rehab unit since our restructuring was completed.  And although our EBITDA is down on a year-over-year basis by about $5.4 million, the first step in improving our rehab business was to recover from the restructuring and to improve the top line and so this is the first quarter that we're seeing those results actually realized.

Our gross margin was $5.3 million or 18.2%, down from $6.7 million or 23.4%.

Operating salaries and benefits were up $1.4 million or 6.1%, accounting for the entire difference in the EBITDA variance, which was down $1.4 million from $3.7 to $2.3 million on a year-over-year basis.

The expenses on recruiting efforts and staff incentives which you're seeing in the reclass in the segment G&A are a function of the most important focus area for this segment given the severe shortage of therapists.  And I know you all - you've heard about that for quite some time and not just from us but from others in the industry.  The therapy shortage is severe.  We do see some moderation in the labor costs.  And I would like to think and it appears that we may be getting to the point where despite the shortage; people just aren't going to be able to afford to pay therapists anymore than they have been.

That said, we need to be more creative in terms of both our benefit package and our recruiting efforts generally and we have been putting more money into the business as reflected in our G&A line and that business to enhance our recruiting efforts.

We currently have about 300 open positions and reducing those open positions will benefit us in a number of ways.  It will reduce our reliance on contract labor thereby improving our margins on a same-store basis and it will allow us to maximize new business as well so, you know, we're hoping that some of those efforts will pay off in the next couple of quarters.

We've been very successful with some changes in benefits and incentives and recruiting efforts in our staffing segment and so management in our rehab segment is looking at that to see what they can duplicate there.

Our revenue per minute was flat at $1.10.  Our efficiency was only slightly down from 69.3% to 69.1%.  Our contracts not affiliated were up from 307 to 316 non-affiliated contracts.  Our new contract business in the quarter yields annual revenue of $6.1 million.

For the six months of 2005 we brought in new business that on an annualized basis would yield revenues of $14.0 million.  We're still shedding undesirable business and undesirable business falls into two categories.  Undesirable business is business that either isn't profitable or they simply don't pay what they owe us or a combination of the two.

We have shed $4.5 million on an annualized basis of undesirable business in the first six months of the year, so our net gain on an annualized basis, taking into account our new business minus the undesirable business that we've shed, would increase our revenues $9.5 million on an annualized basis.

So our pipeline has continued to look good and again, although we had some deterioration in the margin due to labor costs, its being somewhat mitigated by the increase in growth from the top line and we look forward to that trend continuing.

On our staffing segment - our staffing segment had revenues up 19.8% from $14.2 million to $17.0 million. Our revenue per hour was up 4.2% from $51.06 to $53.20.

Our gross margin was down 3% from 27.52% to 26.42% and that was due to increased labor costs but a combination of both the increased revenue from new business growth and better efficiencies in terms of how we're operating the business, including the reductions in G&A have more than offset the labor increase.

Our average bill rate is up 3.1% from $50.39 to $51.97.  Our bill to pay spread was up from $18.83 to $18.91 and our EBITDA was up 37.6% from $1.1 million to $1.5 million, with margins improving from 7.9% to 9.1%.

Our home health segment - revenues were up 9.3% from $13.8 million to $15.1 million. Our EBITDA was up 14% from $1.0 million to $1.1 million, with margins improving 30 basis points from 7% to 7.3%.

Our Medicare visits were down 4.8%.  That was offset by our Medicare business per episode, improving 4.4% from 15.62 visits to 14.94 visits.  Our Medicare net episode rate was up 5.3% from $2,676 to $2,819 and our operating salaries and benefits were up $1.1 million, 11.1% so operating efficiencies compensated for much of the increase in labor costs in this particular business unit as well.

Our lab and radiology business - let me preface it by saying as we went through the restructure, our primary focus initially was on our inpatient business because that drives the whole company.  And since then we have moved on to improving the operating metrics in our other business lines and we see the results in those business lines.

Our lab and radiology is our smallest business. It's a $14.0-$15.0 million revenue business and we are very focused now on making strategic changes in that business to shore that business up.

Revenues were down 6.3% from $4.8 to $4.5 million and that decrease was almost entirely due to lost contracts.  We're taken an approach here similar to what we did in the rehab business and taking a look at our revenue.  If it isn't quality revenue we'd just as soon lose it, either because it isn't profitable or customers aren't paying us and we'll focus on going after new business that's a higher quality and then looking at operating efficiencies.

Unlike the rehab business where we had a strong pipeline of new business coming in at the same time we've been shedding old business, our pipeline isn't quite that strong yet in this business.  But we found it necessary to clean up some of our existing contracts and shed some of that business because, as I mentioned when I went over the DSO numbers, our DSO has increased here and that's caused us to take a $500,000 increase to our bad debt reserve as it pertains to this business unit only.  So we felt like it was more important for us to clean that up on the top line so we can better address the business going forward in terms of building off a base that's more reliable.

In concert with that, we've brought new management in and we've brought a number of strategic initiatives in this business unit that we would expect to see having to pay off some dividends, not in the third quarter but we expect to start seeing some positive results from our strategic initiatives in this business unit in the fourth quarter of '05.

Our operating salaries and benefits increased 7.7% or $200,000 and so when you combine the $300,000 drop in revenue, the $200,000 increase in operating salaries and benefits and the $0.5 million bad debt reserve hit, you've got a swing of about $1.1 million.  Again I'm optimistic at this point with the new management we have in place and I think the strategic initiatives that has been put in place make a lot of sense and hopefully we'll see some payoffs in the fourth quarter of this year.

In terms of our Peak acquisition, let me update you on the process that we're involved in right now.  As you know, we filed a preliminary proxy and we're in the process of putting the final proxy together.  What that entails is taking our second quarter numbers and Peak's second quarter numbers and incorporating them into the final proxy.  That's not problematic at all.  It just takes some time to get through.

We've cleared Hart Scott Rodino and the SEC is not reviewing us.  The gating issue from a timing perspective is we are going to be going through the CON process in Oklahoma where Peak has a dozen facilities.  The CON applications have been filed.  That specifically is a 60-day process, so at this point we anticipate closing the Peak deal sometime in the first half of the fourth quarter.  And as we have more details, we can provide more details on that.  We have affirmed our guidance for the year and with that, I will turn the call over to Bryan Shaul, the company's CFO.

Bryan Shaul:	Thank you, Rick. I want to thank everyone for joining us on this call today. As Rick has already touched on the key operating results, my comments will pertain to balance sheet and liquidity matters.

In general, I will be focusing on changes in balances from quarter ended March 31, 2005 and quarter-over-quarter activity.

We had available liquidity of $23.1 million at June 30, 2005, as compared with cash and available borrowing capacity of $31.2 million at March 31, 2005.  The liquidity at June 30 was comprised of $14.5 million in cash and cash equivalents and $8.6 million of available borrowing capacity under our revolving loan agreements.

As I indicated in my remarks at the end of the first quarter, the reduction in liquidity during the second quarter was expected and covered by our credit facility with Capital Source Finance.

In line with our business plan for the year, we expect positive cash flow in the second half of 2005.  Included in our cash flow forecast for the second half of 2005 are the proceeds of up to $15.0 million due to us in the third quarter from the sale of our pharmacy operations in 2003.

Net cash used by operating activities during the second quarter of 2005 was $1.7 million, compared with cash used by operating activities of $8.4 million in the second quarter of 2004.

The use of cash in the second quarter of 2005 included insurance funding of approximately $7.4 million offset by $5.0 million related to the return of an insurance escrow that was replaced by a letter of credit.

Cash used by investing activities during the first quarter of 2005 was $4.4 million, which includes $4.1 million in capital expenditures made primarily for improvements in our inpatient facilities and system enhancements and $1.2 million related to two small staffing company acquisitions, offset in part by $900,000 in proceeds from the sale of a skilled nursing facility.

Capital expenditures for the second quarter of 2004 were at $3.1 million.  Our financing activities include $16.3 million of borrowings on our revolving loan agreement, offset by loan repayments of $13 million.  Cash used in the financing activities in the second quarter of 2004 was $3.4 million, which was used for the pay down of our revolving credit facility.

Our working capital deficit at June 30, 2005 decreased by $3.5 million, primarily as a result of the cash activity that I just discussed and changes in accounts receivable.

Net accounts receivable increased $8.0 million from the end of the first quarter as a result of increased revenues and DSOs.  Consolidated DSOs at June 30, 2005 were 49 days compared to 46 days at March 31, 2005 and 51 days at June 30, 2004.  Consolidated DSOs increased in the second quarter of 2005 as a result of the normal cycle of Medicare Part A settlements with our fiscal intermediary.

The current portion of restricted cash is essentially unchanged from March 31, 2005.  The non-current portion of restricted cash increased $4.6 million to $37.7 million.  The current portion includes $15.4 million for workers' comp, $3.2 million for GLPL and $5.5 million primarily related to debt obligations.  The non-current portion includes $34.3 million related to workers' comp and $3.4 million maintained to repay a mortgage.

Property and equipment showed a net increase of $1.8 million during the second quarter to $109 million, which reflects the $4.1 million CAPEX, offset by $2.3 million of amortization and depreciation.

Total debt increased during the quarter by $3.7 million, primarily as a result of the $16.3 million additional borrowings on our revolver that I previously mentioned, offset by repayments of other debt obligations of $13.0 million.

Total debt of $124.9 million at June 30, 2005 includes $50.8 million related to the consolidation of the Clipper entities.  The Clipper entities are considered variable interest entities under FIN 46R, primarily as a result of the owner's right to put these properties to us at some future date.  They are described more fully in our SEC filings.

Pursuant to FIN 46R, we have eliminated net facility rent of $900,000 and included the $50.8 million of mortgage debt of Clipper in our consolidated balance sheet of June 30, 2005, although we own less than 8% of the voting interest of the Clipper properties and are not directly obligated on the debt.

I'm pleased to announce that we recently hired a Chief Risk Officer with substantial risk management experience to manage our insurance programs.  We are essentially self-insured for general and professional liabilities, workers' comp and employee health insurance.

Our self-insurance obligations are reviewed semi-annually by an independent outside actuary.  The reviews are conducted in the second and fourth quarters.  As a result of the most-recent actuarial review, we determined that our prior year's GLPL reserves were overstated by $12.0 million, with $3.4 million related to our continuing operations and $8.6 related to discontinued operations.

We also determined that as the result of some adverse development, primarily in 2001 and 2002, our prior year's worker's compensation reserves were deficient by $5.1 million, with $2.8 million related to our continuing operations and $2.3 million related to discontinued operations.

Not withstanding the prior year adverse development, our workers' compensation program continues to show favorable trends in the cost per employee.

The group health program for our employees continues to have our attention. As Rick mentioned, during June 2005, there was an unusual increase in employee health claims.  Although it does not appear to be a trend, we increased our group health reserves by $800,000 at June 30, 2005 based on the data that we have available.

We have commenced a detailed review of the utilization activity in the second quarter to determine the cause of the increase in claims at the end of that quarter.

At June 30, 2005 after making these adjustments, we carried total accrued self-insurance obligations on our balance sheet, including the current and long-term portions, of $159.9 million, down from $161.7 million at March 31, 2005.  Included in these insurance reserves is $90.9 for general and professional liability, $65.7 million for workers' compensation and $3.3 million for group health.  As of June 30, 2005, $103.7 million of total accrued self-insurance obligation was unfunded, of which $87.7 million was attributable to GLPL, $16 million to workers comp, and $3.3 million to group health.  In addition, we had $14.6 million in letters of credit collateralizing workers comp obligations.

During the quarter we provided $4.4 million in funding and claims payments for GLPL claims - down from $5.5 million in the first quarter of 2005 and $6.1 million in the second quarter of 2004.  We funded or paid $3.0 million for the workers comp claims - down from $6.5 million in the first quarter of 2005 and $5.6 million in the second quarter of 2004.

Other current liabilities including AP and accrued comp increased $3.7 million during the second quarter, primarily as a result of normal cash management activities.

Finally I would like to comment on our corporate overhead.  Last quarter I indicated that we had hired a Vice President to lead our process improvement efforts.  Those efforts are now in full swing in our corporate offices.  We are confident that we can develop more efficient and effective processes to support our operating segments while maintaining the highest quality standards for the people we serve.  And when we do that, we will see our corporate overhead costs as a percent of revenue continue to decline.

During the second quarter our corporate overhead was essentially in line with the previous quarter after considering severance payments of $800,000 that were made in that quarter while revenues grew by 3.5%.

That concludes my prepared remarks for today. I'll now turn it back over to Rick.

Richard Matros:	Let me make a few concluding remarks before we turn it over to Q&A.

Early in the year we outlined our four point agenda and as typical of this management team, we are doing everything we said we were going to do.  The improvement in the balance sheet as it pertains to GLPL has been material over the last 18 months.

We are starting to see improvement on a percent of revenue basis in our G&A.  Substantively all of our operating units are showing improved results.  The negative variances that we saw on a year over year basis in rehab and lab radiology are manageable.  We're taking a very cautious approach to our reserves as it pertains to this health insurance.  Again, if there is a trend there we will be aggressive in our design of our benefit program for 2006.

And then finally, our other agenda item has to do with doing acquisitions.  As I think everybody is aware of, we really try to get a material deal done in advance and in anticipation of the Medicare cuts.    While we did expect to see a cut, none of us want to have a cut, obviously.  The decrease in revenue that we would expect based on the final rule for calendar year 2006 would have been much harder to take if we were a standalone, same store company.

What we anticipate is that number one we will have synergies - which are still being identified from the Peak acquisition.  And that will help us a great deal in terms of absorbing that Medicare cut.  In addition to that, we would anticipate doing what we need to do from a reduction of cost perspective to offset that cut in and of itself.

And with that, let me turn the call over to Q&A.